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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement (Form S-8) and the related Prospectus of Bankers Trust New York Corporation pertaining to the 1997 Stock Option and Stock Award Plan and to the incorporation by reference therein of our report dated January 23, 1997, except for Note 28, as to which the date is March 6, 1997, with respect to the consolidated financial statements of Bankers Trust New York Corporation and Subsidiaries included in its Annual Report
(Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                          /s/ ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP


New York, New York
August 26, 1997


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